MEDIA ADVISORY

Spectrum Signal Processing to Host Second Quarter Results Conference Call and Live Audio Webcast

Burnaby, B.C., Canada - July 1, 2003 - Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY) will release its second quarter results after market close on Monday, July 21, 2003. At 1:30 pm Pacific / 4:30 pm Eastern time the same day, Pascal Spothelfer, Spectrum's President & CEO, will host a conference call to discuss the financial results and update Spectrum's 2003 outlook.

To access the Spectrum Conference Call:

Date: Monday, July 21, 2003

Time: 1:30 pm Pacific / 4:30 pm Eastern

Dial-in number: 1.800.273.9672. A replay of the call will be available from July 21 to July 28 and can be accessed by dialing 1.416.695.5800 followed by the access code 1443417.

Web cast: The live audio web cast can be accessed on Spectrum's web site at www.spectrumsignal.com The replay will be available on Spectrum's web site until August 21.

About Spectrum Signal Processing Inc.
Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing subsystems for use in communications infrastructure equipment. Spectrum's optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 16 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government communications systems, satellite hubs and cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its aXsTM and flexComm product lines is available at www.spectrumsignal.com

Spectrum Contact:
Liza Aboud
Phone: 604.421.5422 ext. 152
E-mail: liza_aboud@spectrumsignal.com